CLINIGENCE HOLDINGS and nutex health announce completion of merger and listing on the nasdaq capital market

FT. LAUDERDALE, FL and HOUSTON, TX − (PRNewswire) – April 1, 2022 – Clinigence Holdings, Inc. (“Clinigence” or the “Company”) (OTC: CLNH), a primary care-centric, technology-enabled, risk-bearing population health management company, and Nutex Health Holdco LLC (“Nutex Holdco”), together with its affiliates comprising one of the largest independent operators of micro hospitals and hospital outpatient departments in the United States, today announced the successful completion of their business combination. The newly combined company, which will continue under the new name “Nutex Health Inc.”, brings together two complementary healthcare organizations.

The shares of common stock of Nutex Health Inc., which had been traded on the OTC Pink Marketplace under the ticker symbol “CLNH”, have been approved for listing on The Nasdaq Capital Market (“NASDAQ”). The Company’s common stock is expected to start trading on NASDAQ on April 4, 2022 under the new ticker symbol “NUTX”.

In the merger, holders of membership interests in Nutex Holdco (primarily comprised of physician-owners who had prior to the merger contributed to Nutex Holdco all or a portion of their ownership interests in Nutex-affiliated hospitals) received an aggregate of 590,291,712 shares of Company common stock, representing approximately 92% percent of the issued and outstanding common stock of the newly combined company. As disclosed in Clinigence’s proxy statement relating to the Merger filed with the Securities and Exchange Commission on February 14, 2022, the number of shares issued in the Merger in exchange for membership interests in Nutex Holdco were calculated based on trailing twelve months (“TTM”) of earnings before interest, taxes, depreciation and amortization (“EBITDA”) attributable to the contributed ownership interests in Nutex-affiliated hospitals at September 30, 2021 of $163.9 million. This EBITDA figure is an unaudited non-GAAP financial measure and is not intended to be used as a measure of financial performance but rather is to be viewed solely as the basis for calculation of the Merger consideration.

Nutex will be led by Tom Vo, M.D., MBA, as Chairman and Chief Executive Officer, Warren Hosseinion, M.D. as President, Mike Bowen as Chief Financial Officer and Denise Pufal as Chief Operating Officer. Michael Chang, M.D. will be Chief Medical Officer, Larry Schimmel, M.D. will be Chief Medical Information Officer, Elisa Luqman, J.D., MBA will be Chief Legal Officer (SEC) and Pamela Montgomery, J.D., LL.M, MSN, BSN, R.N. will be Chief Legal Officer (Healthcare).

The Board of Directors will consist of seven directors: four independent appointees (Mitch Creem, John Waters, CPA, Michael Reed and Cheryl Grenas, R.N., MSN) in addition to Dr. Vo, Dr. Hosseinion and Matt S. Young, M.D.

“We are very pleased to announce the completion of our merger with Clinigence Holdings to create one of the leading integrated care delivery models in the nation,” stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health. “We believe the combination of the resources of our two organizations is unique, and we are excited about our future. We anticipate highly attractive growth opportunities ahead. We would also like to thank all of our shareholders, employees and affiliated physicians for their continued support.”

“As a physician-led integrated hospital system with risk-bearing provider networks, we are committed to providing all of our patients with the most efficient and highest-quality care to ensure outstanding clinical, patient satisfaction and utilization outcomes,” stated Warren Hosseinion, M.D., President of Nutex Health. “This merger, along with our listing on NASDAQ, are important milestones as we continue to build shareholder value.”

Advisors

The Benchmark Company and Colliers International acted as financial advisors to Clinigence in the transaction and McDermott, Will & Emery served as legal counsel to Clinigence. Ernst & Young Capital Advisors acted as exclusive financial advisor to Nutex Health and Locke Lord LLP served as legal counsel in the transaction.

About Nutex Health, Inc. (Combined post-merger company)

Headquartered in Houston, Texas and founded in 2011, Nutex Health, Inc. is a physician-led, technology-enabled healthcare services company with approximately 1500 employees nationwide and is partnered with over 800 physicians. The Company has two divisions: a Hospital division and a Population Health Management division.  The hospital division owns and operates 21 facilities in eight different states.  The division implements and operates different innovative health care models, including micro hospitals, specialty hospitals and hospital outpatient departments (HOPDs).  The Population Health Management division owns and operates provider networks such as Independent Physician Associations (IPAs). Through our Management Services Organizations (MSOs), we provide management, administrative and other support services to our affiliated hospitals and physician groups.  Our cloud-based proprietary technology platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of patients and providers, allowing us to deliver greater quality care more efficiently.

Safe Harbor:

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include the ability to realize the anticipated benefits of the transaction, significant transaction costs and unknown liabilities and litigation and regulatory risks related to the transaction. In addition, forward-looking statements are subject to additional uncertainties and risks facing the Company, including but not limited to, economic conditions, dependence on management, dilution to stockholders, lack of capital, changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Nutex Health, Inc.

Vivian Sanders – Investor Relations

vsanders@nutexhealth.com

Jennifer Smith Rodriguez – Media Contact

jsmith@nutexhealth.com